Exhibit 10.2

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this "Agreement"), is entered into as of the Grant Date (as defined below), by and between Grantee (as defined below) and Bonanza Creek Energy, Inc., a Delaware corporation (the "Company").

WHEREAS, the Company maintains the Bonanza Creek Energy, Inc. 2017 Long Term Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and Grantee has been selected by the board of directors of the Company (the “Board”) or the compensation committee of the Board (the “Committee”) or any authorized delegate to receive an Award of Stock Units (the “Award”) under the Plan and as set forth in this Agreement;
NOW, THEREFORE, IT IS AGREED, by and between the Company and Grantee, as follows:
1.Definitions. The following terms used in this Agreement shall have the meanings set forth in this Section 1:

(a)“Cause” shall mean any of the following: (1) Grantee has failed or refused to substantially perform Grantee’s duties, responsibilities, or authorities (other than any such refusal or failure resulting from Grantee’s Disability); (2) any commission by or indictment of Grantee of a felony or other crime of moral turpitude; (3) Grantee has engaged in material misconduct in the course and scope of Grantee’s Service with the Company, including, but not limited to, gross incompetence, disloyalty, disorderly conduct, insubordination, harassment of employees, other members of the Board or third parties, chronic abuse of alcohol or unprescribed controlled substances, improper disclosure of confidential information, chronic and unexcused absenteeism, improper appropriation of a corporate opportunity or any other material violation of the Company’s personnel policies, rules or codes of conduct or any fiduciary duty owed to the Company or its Affiliates, or any applicable law or regulation to which the Company or its Affiliates are subject; (4) Grantee has committed any act of fraud, embezzlement, theft, dishonesty, misrepresentation or falsification of records; (5) Grantee has engaged in any act or omission that is likely to materially damage the Company’s business, including, without limitation, damages to the Company’s reputation; or (6) any conflict of interest that renders Grantee unable to fulfill his duties as a member of the Board.

(b) "Designated Beneficiary" means the beneficiary or beneficiaries designated by Grantee in a writing filed with the Company in the form attached hereto as Exhibit A.

(c)"Disability" means that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(d)"Grantee" means the member of the Board specified in the grant notice issued by the Company on or about the Grant Date (the "Grant Notice").

(e)"Grant Date" means the date on which this Award was granted, as set forth in the Grant Notice.

(f)"Restricted Stock Units" means time-based Stock Units (as defined in the Plan) granted under this Agreement and subject to the terms of this Agreement and the Plan.

Capitalized terms used herein without definition have the meanings ascribed to such terms in the Plan. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.
2.Award. Grantee is hereby granted a Restricted Stock Unit award covering the number of Restricted Stock Units set forth in the Grant Notice.

3.Vesting. Except as set forth in Sections 4 and 5, the Restricted Stock Units shall vest in accordance with the vesting schedule set forth in the Grant Notice.

4.Termination of Services.

(a)Termination without Cause; Disability; Death. If Grantee’s Service on the Board terminates due to (i) removal from the Board without Cause or (ii) death or Disability, all unvested Restricted Stock Units shall vest in full upon such termination.

(b)Termination for Cause; Resignation. If Grantee’s Service on the Board terminates due to (i) removal from the Board for Cause or (ii) Grantee’s resignation from the Board, all unvested Restricted Stock Units shall be forfeited upon such termination.

5.Change in Control. In the event of a Change in Control, all unvested Restricted Stock Units shall vest in full upon such Change in Control. If Grantee resigns from the Board in connection with a Change in Control at the request or direction of a Person (or its Affiliate) that is party to the agreement pursuant to which such Change in Control is consummated, all unvested Restricted Stock Units shall vest in full upon such Change in Control pursuant to this Section 5 (i.e., such Restricted Stock Units shall not be forfeited pursuant to Section 4(b)(ii)).

6.Payment. Payment in respect of vested Restricted Stock Units shall be made by the Company as soon as administratively practicable (and in no event later than 30 days) after the earliest to occur of (a) the vesting date set forth in the Grant Notice, (b) termination of Grantee’s Service on the Board or (c) a Change in Control. The Company shall settle vested Restricted Stock Units by issuing Grantee a number of shares of Stock equal to the number of vested Restricted Stock Units.

7.No Stockholder Rights. Grantee shall have no voting, dividend, or other stockholder rights in respect of the Restricted Stock Units granted hereunder. Upon the issuance of shares of Stock as payment under this Agreement, Grantee shall have all of the rights of a stockholder with respect to such shares of Stock as of the date Grantee becomes the record owner of such shares.

8.Dividend Equivalent Right. Grantee shall be entitled to a Dividend Equivalent Right entitling Grantee, with respect to each Restricted Stock Unit, to receive a cash payment based on the regular cash dividends that would have been paid on a share of Stock during the period between the Grant Date of the Restricted Stock Units and the date the Restricted Stock Units are paid pursuant to Section 6. All amounts payable as a result of such Dividend Equivalent Right shall be accumulated and paid to Grantee in cash on the date that payment is made in respect of the related Restricted Stock Units in accordance with Section 6, above.

9.Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of Grantee or benefits distributable to Grantee under this Agreement have not been exercised or distributed, respectively, at the time of Grantee’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. If a deceased Grantee fails to designate a beneficiary, or if the Designated Beneficiary does not survive Grantee, any rights that would have been exercisable by Grantee and any benefits distributable to Grantee shall be exercised by or distributed to the legal representative of the estate of Grantee. If a deceased Grantee designates a beneficiary and the Designated Beneficiary survives Grantee but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

10.Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Board or the Committee, and the Board or the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Board or the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

11.Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by Grantee from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Board or the Committee from time to time pursuant to the Plan.

12.Fractional Shares. In lieu of issuing a fraction of a share of Stock resulting from an adjustment of the Award pursuant to Section 17.4 of the Plan or otherwise, the Company will be entitled to pay to Grantee an amount equal to the fair market value of such fractional share.

13.Not An Employment Contract. The Award will not confer on Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Grantee’s Service at any time.

14.Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to Grantee, at Grantee’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

15.Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of Grantee and the Company without the consent of any other person.

16.Section 409A. All amounts payable hereunder are intended to comply with the requirements of Section 409A, and this Agreement shall be interpreted accordingly. Notwithstanding anything else in this Agreement, if the Board considers Grantee to be a "specified employee" under Section 409A at the time of Grantee’s "separation from service" (as defined in Section 409A), and any amount payable hereunder as a result of such "separation from service" is "deferred compensation" subject to Section 409A, payment of such amount shall not be made until the date that is six months after such "separation from service," except to the extent that earlier payment would not result in Grantee’s incurring interest or additional tax under Section 409A. If the Award includes a "series of installment payments" (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), Grantee’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the Award includes "dividend equivalents" (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), Grantee’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award.

17.Electronic Acceptance. By logging into and accepting this Agreement through Grantee’s account with the Company’s designated broker E*TRADE Securities LLC, or such other broker as the Company may select, that is irrevocably appointed as Grantee’s agent (the "Agent"), Grantee (a) understands, represents, acknowledges and agrees to be bound by this Agreement as if Grantee had manually signed this Agreement, (b) agrees that the Agent or its designee shall obtain and retain custody of the shares of Stock issuable upon settlement of vested Restricted Stock Units until such time as all withholding obligations have been satisfied, and (c) represents and warrants that (i) Grantee has carefully reviewed this Agreement and the Plan, (ii) Grantee is not subject to any legal, regulatory or contractual restriction that would prevent the Agent from conducting sales and does not have, and will not attempt to exercise, authority, influence or control over any sales of Stock effected by the Agent and (iii) as of the date Grantee accepts this Agreement, Grantee is not aware or in possession of any material, nonpublic information with respect to the Company or its affiliates or any of their respective securities. In the event that Grantee does not accept this Agreement through the Agent’s online grant acceptance system within 90 days of the Grant Date, the Company shall have the option, but not the obligation, to cancel and revoke the Award represented by this Agreement, and the Award shall be forfeited by Grantee without any further consideration.

Exhibit A

Bonanza Creek Energy, Inc. 2017 Long Term Incentive Plan Beneficiary Designation
Primary Beneficiary
I hereby designate the following person or persons as primary Beneficiaries of my Account under the Plan payable in the event of my death.

Name:	Name:
Social Security Number:	Social Security Number:
Address:	Address:
Date of Birth:	Date of Birth:
Relationship to Participant:	Relationship to Participant:
Percentage:	Percentage:

The total of the percentages cannot exceed 100%. When more than one Beneficiary is designated, and no percentage is specified, payment will be made in equal shares to each surviving Beneficiary, or all to the last surviving Beneficiary.
Contingent Beneficiary
In the event that there is no living primary Beneficiary at my death, I hereby designate the following person or persons as contingent Beneficiaries of my Account:

Name:	Name:
Social Security Number:	Social Security Number:
Address:	Address:
Date of Birth:	Date of Birth:
Relationship to Participant:	Relationship to Participant:
Percentage:	Percentage:

The total of the percentages cannot exceed 100%. When more than one Beneficiary is designated, and no percentage is specified, payment will be made in equal shares to each surviving Beneficiary, or all to the last surviving Beneficiary.
Participant Signature
I reserve the right to revoke or change any Beneficiary designation. I hereby revoke all my prior designations (if any) of primary and contingent Beneficiaries.

Signature	DATE

Print Name

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